Via U.S. Mail and Fax
Mr. Tam Cheuk Ho
Chief Financial Officer
China Natural Resources
Room 2105
West Tower
Shun Tak Centre
200 Connaught Road C.
Sheung Wan, Hong Kong

								August 23, 2005

	RE:	China Natural Resources
		Form 20-F for the fiscal year ended December 31, 2004
		File No. 000-26046

Dear Mr. Ho:

	We have completed our review of your Form 20-F and related filings and do not, at this time, have any further comments.


								Sincerely,


								Larry Spirgel
								Assistant Director
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Mr. David A. R. Evans
Salem Communications Corporation
November 29, 2004
Page 1



UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

         DIVISION OF
CORPORATION FINANCE